Exhibit 99.1

news release

Tenneco Announces Gregg Sherrill Retirement

Will Continue to Serve on the Board of Directors

Lake Forest, Illinois, March 2, 2018 – Tenneco Inc. (NYSE: TEN) announced today that Gregg Sherrill, executive chairman, has informed the company’s board of directors of his intention to retire from Tenneco, effective May 16, 2018. Mr. Sherrill will continue to serve as chairman of the board in a non-executive capacity. The members of the Tenneco Board, including Mr. Sherrill, will stand for re-election at the company’s annual meeting of shareholders on May 16, 2018.

Upon retirement from Tenneco, Mr. Sherrill caps a more than 40-year career in the automotive industry. He has been serving as executive chairman since May 17, 2017, following 10 years as Tenneco’s chairman and CEO. Under his leadership as CEO, Tenneco established a strong record of revenue growth, higher earnings, margin expansion and annual adjusted EPS growth. He aligned the company around a vision and strategic direction that delivered profitable growth and positioned Tenneco for the future.

“I congratulate Gregg on his retirement and on a long and distinguished career in the automotive industry. He had a very successful tenure as CEO, setting a strong foundation for continued growth,” said Paul Stecko, lead independent director, Tenneco Board of Directors. “On behalf of the board of directors, I thank him for his outstanding service and we look forward to his continued leadership and contributions as non-executive chairman of the board.”

Prior to joining Tenneco in January 2007, Mr. Sherrill was with Johnson Controls, Inc. where he served as president of the power solutions group and in leadership roles with the automotive systems group and North America operations. He began his career in the automotive industry with Ford Motor Company where he held numerous engineering and manufacturing positions during a 22-year tenure.

Mr. Sherrill currently serves as a member of the board of directors of The Allstate Corporation and Snap-on Inc. Additionally, he is an honorary vice-chair of the board of the National Association of Manufacturers, where he is past chairman of the board, and also serves on the National Governing Council of the Wilderness Society.

About Tenneco

Tenneco is a $9.3 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 32,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of ride performance and clean air products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx® and Clevite®Elastomers.

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Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com